Exhibit 99.2

News Release
QEP Resources, Inc.
1050 17th Street, Suite 500
Denver, CO 80265

April 25, 2011

NYSE: QEP

Contact: Scott Gutberlet

Phone: 303-672-6988

QEP RESOURCES REPORTS FIRST QUARTER 2011 PRODUCTION; UPDATES 2011 PRODUCTION GUIDANCE AND PROVIDES AN OPERATIONS UPDATE

DENVER - (PR NEWSWIRE), April 25, 2011 - QEP Resources (NYSE: QEP) today reported first quarter 2011 production and provided an update on individual plays and midstream operations. This update precedes the release of the company’s first quarter financial results which will be issued after the market close on April 26. QEP will also hold a conference call at 11:00 AM EDT on April 27 to discuss first quarter 2011 results. A live webcast of the call will be available on the QEP Resources website, www.qepres.com. A replay of the teleconference will be available on the website and from April 27 to May 11 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 outside the U.S., and then entering passcode 54341216#. In addition, updated maps showing QEP Energy’s leasehold and current activity for key operating areas discussed in this release can be found on the company’s website.

First quarter 2011 production totaled 65.9 Bcfe

QEP Resources exploration and production subsidiary, QEP Energy, reported net production of 65.9 Bcfe in the first quarter of 2011 (which included a positive 1.6 Bcfe out-of-period adjustment) compared to 51.5 Bcfe in the 2010 quarter, a 28% increase, and 62.1 Bcfe in the fourth quarter of 2010, a 6% increase. Crude oil and natural gas liquids comprised 10% of the first quarter 2011 equivalent production. Production growth is being driven by development activities in the company’s Midcontinent region which represented 59% of QEP Energy total volumes in the quarter. Capital investment continues in the core plays of the Haynesville Shale, Pinedale, Woodford “Cana” Shale, North Dakota Bakken, and the Granite Wash/Atoka Wash.

“QEP remains focused on profitable growth and maximizing returns on invested capital,” said Chuck Stanley, QEP Resources President and CEO. “Our drilling and completion teams continue their relentless focus on reducing drilling and completion cycle-times which translate directly into industry leading completed well costs in our core producing areas. Field Services had a great quarter, with fee-based processing volumes benefitting from the successful start-up of our Iron Horse cryogenic processing plant in eastern Utah and from growing production volumes in NW Louisiana. Work is progressing rapidly on Field Service’s Blacks Fork II cryogenic gas processing plant in western Wyoming, which we anticipate will be on-line in the fourth quarter of this year,” Stanley added.

QEP increases 2011 production forecast to 263 - 267 Bcfe

The company now estimates 2011 net production could range from 263 to 267 Bcfe, up 15 to 17% from 2010 production of 229.0 Bcfe. Prior guidance was 258 to 265 Bcfe.

Growth continues in the Haynesville Shale of NW Louisiana

Since the last operations update, QEP has completed and turned to sales 10 additional company- operated Haynesville wells, each with strong production rates and pressures. QEP’s 50,750 net acres (an increase of 1,150 net acres) are in a concentrated area located in the core of the Haynesville development. In the first quarter of 2011, QEP drill times averaged 32 days from spud to total depth on company- operated Haynesville wells, down from 37 days in 2010. Improved drilling performance and completion efficiencies have allowed QEP to remain the lowest cost operator in its portion of the Haynesville play. QEP-operated gross completed well costs averaged $9.1 million in the first quarter of 2011 compared to $9.3 million in 2010. QEP currently has 14 operated wells waiting on completion and 6 operated rigs working in the Haynesville play. The company also participated in 9 outside-operated Haynesville wells that were completed and turned to sales since the last operations update. Working interest in these wells ranged from less than 1% to 42%. QEP has interests in 10 outside-operated Haynesville wells that are waiting on completion and one outside-operated well currently being drilled. During the 1st quarter 2011, the company’s Haynesville net production averaged approximately 257 MMcfd and Cotton Valley/Hosston net production averaged approximately 56 MMcfd.

Pinedale operations coming out of winter mode

The company has completed and turned to sales 16 new wells at Pinedale since resuming completion operations in mid-March 2011. The company discontinues completion operations at Pinedale during the coldest months of the winter which causes a production decline in the first and second quarters of each year compared to the fourth quarter of the prior year. QEP currently has 50 operated wells waiting on completion. Improved drilling performance has translated directly into lower Pinedale well costs, with first quarter 2011 drill times averaging 14 days from spud to total depth with resultant average gross completed well costs below $3.8 million. The average drill time from spud to total depth in 2010 was 17 days. During the 1st quarter 2011, QEP’s Pinedale net production averaged approximately 180 MMcfed. The company has 4 rigs currently working at Pinedale as one rig has recently been moved to the North Dakota Bakken play.

Industry activity ramping up in the Woodford “Cana” Shale play

QEP has completed and turned to sales 2 new QEP-operated Woodford “Cana” Shale wells in western Oklahoma. QEP has 3 operated wells currently being drilled and 3 operated wells waiting on completion. The company currently operates 13 producing wells and has a non-operated working interest in 128 producing wells across the play. The company also has interests in 7 wells currently being drilled and 21 wells waiting on completion that are operated by others. The areal extent of the play continues to expand to the northwest as additional economic wells have been completed outside QEP’s interpretation of the original “core” or “Tier 1” area. During the 1st quarter 2011, QEP net production from the play averaged approximately 34 MMcfed and the company anticipates operating 3 rigs in the play in 2011. QEP has increased its net acreage in the play by 7,300 net acres to 75,300 net acres.

Well Name	First Sales	Working Interest	Peak Daily Rate (gross after processing)
Hobson 1-21H	Apr 15, 2011	84%	4.1 MMcfed (2.1 MMcf, 237 Bbls NGL, 105 Bbls oil)
Rother 1-14H	Apr 19, 2011	32%	7.3 MMcfed (3.5 MMcf, 489 Bbls NGL, 140 Bbls oil)

Bakken/Three Forks production grows on company’s 89,000 acre North Dakota leasehold

QEP has completed and turned to sales 2 additional operated wells in the Williston Basin of North Dakota. QEP has 2 company-operated rigs drilling with a third rig recently moved to the area and rigging up on QEP operated acreage located west of the Nesson Anticline. QEP has 4 operated wells waiting on completion in the play. The company also has interests in 7 outside-operated wells currently being drilled and 9 outside-operated wells waiting on completion. The company operates 13 producing wells in the play and has a working interest in 61 producing wells that are operated by others. During the 1st quarter 2011, QEP’s Bakken net production averaged approximately 1,900 Boepd. The company anticipates adding 2 additional QEP-operated rigs in the Bakken play by early 2012 to accelerate development of QEP’s acreage position via pad drilling.

Well Name	First Sales	Working Interest	Peak Daily Rate
Fed 1-27H-152-90	Mar 18, 2011	75%	1,489 Boepd *
MHA 2-04-03H-149-90	Mar 30, 2011	100%	598 Boepd **

*	Short lateral Bakken
**	Long lateral Bakken (lower rate due to restricted flow back and location on eastern edge of field)

Liquids-rich Granite Wash and Atoka Wash horizontal development in the Texas Panhandle

Since the last operations update, the company has completed and turned to sales 2 additional QEP operated Atoka formation horizontal wells in Wheeler County, TX. QEP has approximately 41,000 net acres in the “Wash” plays in the western Anadarko Basin including 27,000 acres in the Texas Panhandle. During the 1st quarter 2011, net production from this play (vertical and horizontal wells) averaged approximately 36 MMcfed. The company is currently drilling 3 wells and has 3 wells waiting on completion. QEP is also participating in two outside-operated wells currently being drilled and has an interest in one outside-operated well waiting on completion. QEP has a working interest in a total of 38 producing horizontal Granite Wash/Atoka Wash wells and anticipates operating between 1 and 3 rigs in this play during 2011.

Well Name	First Sales	Working Interest	Peak Daily Rate (gross after processing)
Simmons 9-2H	Jan 21, 2011	88%	3.2 MMcfed (2.3 MMcf, 118 Bbls NGL, 30 Bbls oil)
C. Home 2-4H	Mar 31, 2011	100%	16.4 MMcfed (12.6 MMcf, 576 Bbls NGL, 51 Bbls oil)

QEP Field Services 2011 first quarter gathering volumes up 5%, fee-based processing volumes up 6%, NGL sales volume up 12%

QEP Field Services gathering volumes totaled 119.0 million MMBtu for the first quarter of 2011 compared to 113.7 million MMBtu for the first quarter of 2010, a 5% increase. Fee-based processing volumes totaled 57.0 million MMBtu in the 2011 quarter compared to 53.7 million MMBtu in the 2010 quarter, a 6% increase. NGL sales volumes totaled 661.2 thousand barrels during the 2011 quarter compared to 589.8 thousand barrels during the 2010 quarter, a 12% increase.

During the first quarter, the 150 MMcfd Iron Horse cryogenic processing plant in eastern Utah came on line. This plant predominantly provides fee-based processing services to third-parties. Construction of the 420 MMcfd Blacks Forks II cryogenic gas processing plant in southwest Wyoming is on schedule for completion in the 4th quarter of 2011. When operational, the Blacks Fork II plant will have the capacity to extract an incremental 15,000 bbl per day of NGL net to QEP Resources. With the addition of the Blacks Fork II plant, QEP Field Services will own and operate processing plants in the Rocky Mountain region with an aggregate capacity of 1.37 Bcfd of natural gas.

About QEP Resources

QEP Resources is a leading independent natural gas and oil exploration and production company with operations focused in the Rocky Mountain and Midcontinent regions of the United States. The company also gathers and processes natural gas. QEP Resources is headquartered in Denver, CO. For more information, visit the company’s website at www.qepres.com.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to general economic conditions, including the performance of financial markets and interest rates; changes in industry trends; changes in laws or regulations; and other factors, most of which are beyond the control of QEP Resources.

QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this release, in other documents, or on the website at www.qepres.com to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.